UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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NCS Multistage Holdings, Inc.

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NCS MULTISTAGE HOLDINGS, INC.

19350 STATE HIGHWAY 249, SUITE 600, HOUSTON, TEXAS 77070

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDER

To Our Stockholders:

We are writing to advise you that the stockholder representing approximately 62.6% of the voting power of the outstanding shares of our common stock, par value $0.01 per share (the “common stock”), approved the following actions by written consent on October 27, 2020:

1) The proposal to effect a reverse stock split of our issued and outstanding common stock, with a ratio of 1-for-20 (the “reverse stock split”) and to reduce the number of authorized shares of our common stock by the same ratio as the reverse stock split. The form of amendment to our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect the reverse stock split is attached hereto as Annex A.

2) The approval of an amendment (the “EIP Amendment”) to our Amended and Restated 2017 Equity Incentive Plan (the “2017 EIP”), to increase the number of shares of our common stock that are reserved for issuance under the 2017 EIP by adding 5,000,000 shares of common stock. A form of the EIP Amendment is attached hereto as Annex B.

On October 27, 2020, our board of directors (the “Board”) approved Proposals 1 and 2 above.

PLEASE NOTE THAT THE SHARES VOTED BY THE STOCKHOLDER IN FAVOR OF THESE ACTIONS IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THESE ACTIONS UNDER DELAWARE LAW AND OUR GOVERNING DOCUMENTS AND CONSEQUENTLY ADDITIONAL VOTES WILL NOT BE NEEDED TO APPROVE THE ACTIONS.

On April 24, 2020, we received a written notice from the Nasdaq Global Select Market (“Nasdaq”) that we were no longer in compliance with the $1.00 minimum price per share requirement required for continued listing. The primary intent of the reverse stock split is to increase the per share trading price of our common stock, which is publicly traded and listed on Nasdaq under the symbol “NCSM.” The reverse stock split is being effectuated in order to raise the trading price of our common stock so that we can regain compliance with Nasdaq minimum price per share criteria for continued listing. We can regain compliance with this continued listing standard if the closing bid price of our common stock is at least $1.00 per share for a minimum of ten consecutive business days within 180 calendar days of when we received the noncompliance notice from Nasdaq. However, in response to the COVID-19 pandemic and related extraordinary market conditions, Nasdaq provided temporary relief from the minimum bid requirement through June 30, 2020 such that companies have additional time to regain compliance, and compliance periods for any newly identified non-compliance did not begin until July 1, 2020. Therefore, our compliance period extends until December 28, 2020.

No action is required by you. The accompanying Information Statement is being furnished only to inform our stockholders of the actions taken by written consent described above before such actions take effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is first being mailed to you on or about November 10, 2020 and we anticipate the effective date of the reverse stock split to be on or about December 1, 2020, or as soon thereafter as practicable in accordance with applicable law, including the General Corporation Law of the State of Delaware. If our Board does not implement the reverse stock split on or before December 10, 2020, the authority granted in this proposal to implement the reverse stock split will terminate and the amendment to our Certificate of Incorporation to effect the reverse stock split will be abandoned. Our Board reserves its right to elect not to proceed and abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The accompanying Information Statement is solely for information purposes only and does not require or request you to do anything. You are encouraged to carefully read the accompanying Information Statement, including exhibits, for further information regarding the reverse stock split.

Important Notice Regarding Internet Availability of this Information Statement: A copy of this Notice of Action and the accompanying Information Statement is available to you free of charge at our website, https://ir.ncsmultistage.com/.

November 10, 2020

INFORMATION STATEMENT

This Information Statement is being mailed to all record and beneficial owners of the common stock, par value $0.01 (the “common stock”), of NCS Multistage Holdings, Inc., a Delaware corporation (“we,” “us,” “our,” “NCS” or the “Company”). The mailing date of this Information Statement is on or about November 10, 2020. The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of Actions (as defined below) we are taking pursuant to written consents representing the affirmative vote of (i) a majority of the voting power of our common stock outstanding and entitled to vote on the amendment to our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect the reverse stock split, and (ii) a majority of the votes cast to approve the amendment (the “EIP Amendment”) to our Amended and Restated 2017 Equity Incentive Plan, in lieu of a meeting of stockholders.

On October 30, 2020, the record date for determining the identity of stockholders who are entitled to receive this Information Statement (the “Record Date”), we had (i) 47,198,367 shares of common stock issued and outstanding and (ii) no shares of preferred stock, par value $0.01 per share (the “preferred stock”), issued or outstanding. These securities constitute the outstanding classes of NCS Multistage’s voting securities. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On October 27, 2020, the board of directors of the Company (our “Board”) approved the following actions (the “Actions”):

1) The proposal to effect a reverse stock split of our issued and outstanding common stock, with a ratio of 1-for-20 (the “reverse stock split”) and to reduce the number of authorized shares of our common stock by the same ratio as the reverse stock split. The form of amendment to our Certificate of Incorporation to effect the reverse stock split is attached hereto as Annex A.

2) The approval of the EIP Amendment, to increase the number of shares of our common stock that are reserved for issuance under the 2017 EIP by adding 5,000,000 shares of common stock. A form of the EIP Amendment is attached hereto as Annex B.

On October 27, 2020, funds affiliated with Advent International Corporation (“Advent,” or the “Majority Stockholder”) who beneficially holds in the aggregate 29,568,536 shares as of the Record Date, or approximately 62.6% of the outstanding shares of common stock, executed and delivered to the Board a written consent approving the above Actions (the “Written Consent”). Because the action was approved by the Written Consent of our Majority Stockholder representing the affirmative vote of (i) a majority of the voting power of our common stock outstanding and entitled to vote on the amendment to our Certificate of Incorporation to effect the reverse stock split, and (ii) a majority of the votes cast to approve the EIP Amendment, no proxies are being solicited with this Information Statement.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken. In addition, pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), the action to be taken by majority written consent in lieu of a special stockholder meeting does not create appraisal or dissenters’ rights.

Our Board decided to pursue stockholder action by majority written consent for the Actions to reduce the costs and management time required to hold a special meeting of stockholders and to implement the Actions in a timely manner.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until 20 calendar days after the definitive information statement is mailed to stockholders, or as soon thereafter as is practicable. We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken. If our Board does not implement the reverse stock split on or before December 10, 2020, the authority granted in this proposal to implement the reverse stock split will terminate and the amendment to our Certificate of Incorporation to effect the reverse stock split will be abandoned. Our Board reserves its right to elect not to proceed and abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar expressions. This Information Statement may contain, among others, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (our “Annual Report”), our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, and in other public filings with the SEC. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements.

Any forward-looking statement made by us in this Information Statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, including the risk factors described in our Annual Report under Item 1A. “Risk Factors,” as may be updated, amended or modified in our filings made from time to time with the SEC, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

QUESTIONS AND ANSWERS ABOUT THE INFORMATION STATEMENT

What is the purpose of this Information Statement?

This Information Statement is being furnished to you pursuant to the requirements of the Exchange Act and the DGCL to notify you of certain corporate actions taken by the Majority Stockholder pursuant to the Written Consent. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the Actions as early as possible to accomplish the purposes herein described, our Board elected to seek the written consent of the Majority Stockholder in lieu of a special meeting. We are making this Information Statement available to you on or about November 10, 2020. We are not soliciting your proxy or consent and you are not being asked to take any action in connection with this Information Statement.

Who is entitled to notice?

Each holder of record of outstanding shares of our common stock on the Record Date is entitled to notice of the Actions taken pursuant to the Written Consent.

What actions did the Majority Stockholder and the Board take?

On October 27, 2020, the Majority Stockholder executed and delivered to our Board the Written Consent authorizing and approving the following Actions:

1) The proposal to effect a reverse stock split of our issued and outstanding common stock, with a ratio of 1-for-20 and to reduce the number of authorized shares of our common stock by the same ratio as the reverse stock split. The form of amendment to our Certificate of Incorporation to effect the reverse stock split is attached hereto as Annex A.

2) The approval of the EIP Amendment to increase the number of shares of our common stock that are reserved for issuance under the 2017 EIP by adding 5,000,000 shares of common stock. A form of the EIP Amendment is attached hereto as Annex B.

Our Board also approved the above Actions on October 27, 2020.

What action do I need to take as a stockholder?

As a holder of shares of common stock held in book-entry form or through a bank, broker or other nominee, you will not be required to take any action in connection with the reverse split and will automatically see the impact of the reverse split reflected in your accounts. The Actions approved by Written Consent are anticipated to take effect no earlier than 20 calendar days after the date of mailing of the definitive form of this Information Statement, upon the filing with the State of Delaware of an amendment to our Certificate of Incorporation setting forth the Actions.

What is a reverse stock split?

A reverse stock split reduces the total number of a company’s outstanding shares in proportion to the split ratio chosen. Following the effectiveness of a reverse stock split, a pre-determined number of existing shares is exchanged for one new share, resulting in an initially higher, yet proportionate, price per share. We expect to conduct a reverse stock split of our common stock, with a ratio of 1-for-20.

When will the reverse stock split be effective?

The effective date for the reverse stock split is anticipated to be on or about December 1, 2020. To effect the reverse stock split, we will file an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting the reverse stock split and a decrease in our authorized shares of common stock. We expect our common stock to begin trading on the Nasdaq Global Select Market (“Nasdaq”) on a split-adjusted basis when the market opens on December 1, 2020. If our Board does not implement the reverse stock split on or before December 10, 2020, the authority granted in this proposal to implement the reverse stock split will terminate and the amendment to our Certificate of Incorporation to effect the reverse stock split will be abandoned. Our Board reserves its right to elect not to proceed and abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

What will be the impact of the reverse stock split on the outstanding shares of NCS Multistage common stock and on the number of authorized shares of NCS Multistage common stock and preferred stock?

The reverse stock split with a ratio of 1-for-20, will reduce the total number of shares of our common stock issued and outstanding from approximately 47.2 million shares to approximately 2.4 million shares.

We currently have 225,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock. On the effective date of the reverse stock split, after the amendment to the Certificate of Incorporation is filed, we will reduce the number of authorized shares of our common stock to 11,250,000 shares, in proportion to the reverse stock split ratio, and maintain the same number of authorized shares of our preferred stock.

Why is NCS Multistage implementing a reverse stock split?

The primary objective in approving and implementing the reverse stock split is to raise the per share trading price of our common stock. The reverse stock split should result in a higher per share trading price, which is intended to enable us to maintain the listing of our common stock on Nasdaq and generate greater investor interest in our Company. Our Board believes that maintaining the listing of our common stock on Nasdaq is in the best interests of our Company and our stockholders. If our common stock were delisted from Nasdaq, our Board believes such delisting would adversely affect the market liquidity of our common stock, decrease the market price of our common stock, adversely affect our ability to obtain financing for the continuation of our operations, and result in the loss of confidence in our Company.

Once the reverse stock split is effective, we expect to satisfy the $1.00 per share minimum price requirement for continued listing. However, there can be no assurance that the reverse stock split will result in our meeting and maintaining the $1.00 per share minimum price requirement. The effect of the reverse stock split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the reverse stock split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split due to, among other reasons, our performance and other factors which may be unrelated to the number of shares outstanding. The common stock could also be delisted from Nasdaq due to our failure to comply with one or more other continued listing requirements of Nasdaq.

In addition, a higher stock price, if the price does increase, may, among other things, increase the attractiveness of our common stock to the investment community. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically less attractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

How will fractional shares of NCS Multistage common stock be treated in the reverse stock split?

We do not intend to issue fractional shares in connection with the reverse stock split. Instead, the Company’s transfer agent for the registered stockholders will aggregate all fractional shares of common stock and arrange for them to be sold as soon as practicable after the effective time of the reverse stock split at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. The Company expects that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, see “Certain United States Federal Income Tax Consequences of the Reverse Stock Split” below for a discussion of the U.S. federal income tax consequence on the receipt of any such proceeds. In addition, stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date a stockholder receives payment for the cashed-out shares. After the reverse stock split, stockholders will have no further interests in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

How will the reverse stock split affect equity awards, including options, restricted stock units, performance stock units and equivalent stock units?

Upon the effectiveness of the reverse stock split, the number of shares of common stock subject to outstanding options, restricted stock units, performance stock units and equivalent stock units issued by us, and the number of shares reserved for future issuance under our existing equity incentive plans, will be reduced by the same ratio as the reduction in the outstanding shares. Correspondingly, the exercise price for individual outstanding options, on a per share basis, will be proportionally increased (i.e., the aggregate exercise price for all outstanding options will be unaffected, but following the reverse stock split such exercise price will apply to a reduced number of shares). Based on the reverse stock split with a ratio of 1-for-20, the number of shares covered by options, restricted stock units, performance stock units and equivalent stock units will be reduced to one twentieth the number currently issuable, and the exercise price will be increased by twenty times the current exercise price. Fractional shares associated with outstanding equity compensation arrangements will be rounded down to the nearest unit and the exercise price of any option up to the nearest cent.

What are the tax consequences of the reverse stock split to NCS Multistage stockholders?

In general, and except with respect to cash received in lieu of fractional shares, no gain or loss should be recognized by our U.S. stockholders (defined below) from the reverse stock split for U.S. federal income tax purposes. For a more fulsome discussion of certain U.S. federal tax consequences of the reverse stock split, see “Certain United States Federal Income Tax Consequences of the Reverse Stock Split” below. Each stockholder should consult his, her, or its own tax advisor regarding the particular consequences of the reverse stock split on his, her, or its shares and holding periods, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

What are the accounting consequences of the reverse stock split?

The par value of our common stock will remain unchanged at $0.01 par value per share after the reverse stock split. As a result, as of the effective time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionally based on the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. After the reverse stock split, reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Does the passage or implementation of one proposal impact the other proposal?

No. The two proposals are independent of one another. For example, if the Board does not implement the reverse stock split, it will not impact the approval of the EIP Amendment.

VOTING AND VOTE REQUIRED

We are not seeking consent, authorizations, or proxies from you. Each share of our common stock is entitled to one vote. As the reverse stock split and authorized share decrease have been duly authorized and approved by the Written Consent of Advent, who collectively held 29,568,536 shares, or approximately 62.6% of our issued and outstanding common stock, your vote or consent is not required to approve the Actions. Under the DGCL, the amendment to the Certificate of Incorporation to effectuate the reverse stock split and the decrease in our authorized shares of common stock, and the approval of the EIP Amendment were permitted to be approved without a meeting of stockholders by a resolution of our Board, followed by the written consent of stockholders representing a majority of the outstanding shares of common stock entitled to vote on the Actions. As of the Record Date, the Company had 47,198,367 shares of common stock outstanding and entitled to vote.

ITEM 1:	THE REVERSE STOCK SPLIT

Outstanding Shares of Common Stock Entitled to Vote and Consenting Stockholders. As of the date of the consent by the Majority Stockholder, we had issued and outstanding 47,198,367 shares of common stock and no shares of preferred stock. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

On October 27, 2020, the Majority Stockholder representing 29,568,536 shares of our common stock outstanding as of the Record Date (62.6%), which is a majority of the voting power of our common stock outstanding and entitled to vote on the reverse stock split and the amendment to our Certificate of Incorporation to effect the same, executed and delivered to the Board a Written Consent approving a reverse stock split of our issued and outstanding common stock, with a ratio of 1-for-20 and to reduce the number of authorized shares of our common stock by the same ratio as the reverse stock split. The form of amendment to our Certificate of Incorporation to effect the reverse stock split is attached hereto as Annex A.

The effective date of the reverse stock split will be established by our Board, which we anticipate will be on or about December 1, 2020.

Because the reverse stock split and the amendment to our Certificate of Incorporation to effect the same were approved by the stockholder representing a majority of the voting power of our common stock outstanding and entitled to vote on thereon, no proxies are being solicited with this Information Statement. No consideration was paid for the consents.

The DGCL provides in substance that unless a company’s Certificate of Incorporation provides otherwise, stockholders may take any action without a meeting of stockholders, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by stockholders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize and take such action at a meeting at which all shares entitled to vote thereon were present and voted, and delivered to the Company in the manner provided by the DGCL.

Except as otherwise provided by the DGCL or our Certificate of Incorporation, and subject to the rights of holders of any series of preferred stock, all of the voting power of our stockholders is vested in the holders of the common stock. Each share of common stock entitles the holder thereof to one vote for each share held by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL. Except as otherwise required by law or expressly provided in the Certificate of Incorporation, each share of common stock has the same powers, rights and privileges and ranks equally, shares ratably and is identical in all respects as to all matters. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, holders of common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of ours if, as and when declared thereon by the Board from time to time out of our assets or funds legally available therefor. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Company, in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law, if any, the remaining assets of the Company shall be distributed to the holders of shares of common stock and the holders of shares of any other class or series ranking equally with the shares of common stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Amendment to Certificate of Incorporation. In connection with the reverse stock split, we will file with the State of Delaware an amendment to our Certificate of Incorporation to reflect the reverse stock split. A form of this amendment is attached hereto as Annex A.

Under the DGCL and the terms of our Certificate of Incorporation, we are permitted to take an action without a meeting of stockholders if we obtain the written consent specifying the action from stockholders holding at least a majority of the voting power of our common stock. The amendment to our Certificate of Incorporation implementing the reverse stock split was approved on October 27, 2020 as follows:

•

the Board adopted a resolution setting forth the proposed reverse stock split, with a ratio of 1-for-20, and to reduce the number of authorized shares of our common stock by a ratio of 1-for-20, and filing with the State of Delaware an amendment to our Certificate of Incorporation setting forth the Actions; and

•	the proposal was approved by the Written Consent of our Majority Stockholder.

The amendment to our Certificate of Incorporation will reflect the reverse split of our outstanding shares and the resulting changes to our capitalization. Upon the effectiveness of the split, each share of our issued and outstanding common stock will be reverse split, with a ratio of 1-for-20. No fractional shares will be issued in connection with the reverse split.

Effect of the Reverse Stock Split. Split shares issued in connection with the reverse stock split will be fully paid and non-assessable. The reverse stock split will not affect any rights, privileges or obligations with respect to the shares of common stock existing prior to the reverse stock split, nor will it increase or decrease our market capitalization, except in the circumstances discussed in the following paragraph. The number of stockholders will remain unchanged as a result of the reverse split. The reverse split will decrease the number of outstanding common shares, but will not affect any stockholder’s proportionate interest in the company. The par value of our common stock will remain unchanged. While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount. Therefore, the reverse stock split will not affect our total stockholders’ equity. All share and per share information included in our financial statements will be retroactively adjusted to reflect the split for all periods presented in our future financial reports and regulatory filings.

Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will be sustained. If the market price of our stock declines after the implementation of the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the reverse split.

Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity. In addition, the reverse stock split may increase the number of the stockholders who own odd lots, or fewer than 100 shares. Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results outlined above.

As a result of the reverse stock split, we will have issued and outstanding approximately 2.4 million shares of common stock. We will retain the corporate authority to issue in the future up to approximately 8.9 million additional shares of authorized but unissued common stock. These shares may be issued without stockholder approval at any time, in the sole discretion of our Board. The authorized and unissued shares may be issued for any purpose that is deemed in the best interests of the Company. Any decision to issue additional shares will reduce the percentage of our stockholders’ equity held by our current stockholders and could dilute our net tangible book value. We have no immediate, definitive plans, proposals or arrangements, written or otherwise, to use these authorized and unissued shares of common stock following the reverse stock split.

Our common stock is currently listed on Nasdaq under the symbol “NCSM.” Following the reverse stock split, we plan to continue to file periodic and other reports with the SEC under the Exchange Act.

Following the reverse stock split, stockholders of record holding some or all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our common stock they hold after the reverse stock split. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Equity Awards. Upon the effectiveness of the reverse stock split, the number of shares of common stock subject to outstanding options, restricted stock units, performance stock units and equivalent stock units issued by us, and the number of shares reserved for future issuance under our existing equity incentive plans, will be reduced by the same ratio as the reduction in the outstanding shares. Correspondingly, the exercise price for individual outstanding options, on a per share basis, will be proportionally increased (i.e., the aggregate exercise price for all outstanding options will be unaffected, but following the reverse stock split such exercise price will apply to a reduced number of shares). Based on the reverse stock split, with a ratio of 1-for-20, the number of shares covered by options, restricted stock units, performance stock units and equivalent stock units will be reduced to one twentieth the number currently issuable, and the exercise price will be increased by twenty times the current exercise price.

Accounting Matters. The par value per share of the common stock will remain unchanged after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights. Under the DGCL, stockholders are not entitled to appraisal rights with respect to the proposed reverse stock split and amendment to our Certificate of Incorporation.

Anti-Takeover Effects of the Reverse Stock Split. The overall effect of the reverse stock split may be to render more difficult the consummation of mergers with the Company or the assumption of control by a principal stockholder, and thus make it difficult to remove management.

A possible effect of the reverse stock split is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of our voting securities and the removal of incumbent management. Our management could use the additional shares of common stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent stockholders that would provide an above market premium by issuing additional shares of common stock.

The reverse stock split is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of the company by means of a merger, tender offer, solicitation or otherwise, nor is the reverse stock split a plan by management to adopt a series of amendments to our Certificate of Incorporation or Bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to “U.S. stockholders” (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations, possibly with retroactive effect. We have not sought, and will not seek, a ruling from the IRS regarding the reverse stock split. The discussion below is not binding upon the IRS or any court. There can be no assurance that the IRS will not assert, or a court will not sustain, a different position than any position discussed herein.

This summary is not intended to be a complete discussion of all possible U.S. federal income tax consequences of the reverse stock split and is included for general information purposes only. It does not address the Medicare tax on net investment income or any state, local or non-U.S. income or any U.S. federal taxes other than income tax. For example, state and local tax consequences of the reverse stock split may vary significantly as to each U.S. stockholder, depending upon the state in which such stockholder resides or does business. It also does not address the tax consequences to holders that are subject to special tax rules, including but not limited to:

•	partnerships, S corporations or other pass-through entities (or persons who hold our shares through such pass-through entities);

•	banks or other financial institutions;

•	individual retirement and other tax-deferred accounts;

•	holders who acquired common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers or traders in securities or foreign currencies;

•	expatriates or former long-term residents of the United States;

•	corporations subject to the accumulated earnings tax;

•	taxpayers subject to the alternative minimum tax;

•	holders who actually or constructively own more than 5% of our outstanding stock;

•	personal holding companies;

•	foreign entities;

•	nonresident alien individuals;

•	broker-dealers;

•	tax-exempt entities;

•	U.S. stockholders whose functional currency is not the U.S. dollar; and

•	holders who hold common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction.

For purposes of this discussion, the term “U.S. stockholder” means a beneficial owner of our common stock, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This summary also assumes that the shares held by a U.S. stockholder prior to the reverse stock split (“Old Shares”) were, and the shares owned by such stockholder immediately after the reverse stock split (“New Shares”) will be, held as “capital assets,” as defined in the Code, generally property held for investment. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Accordingly, each stockholder is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the reverse stock split.

U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Stockholders. The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Consequently, except as described below with respect to cash in lieu of fractional shares, no gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange, or deemed exchange, of Old Shares for New Shares pursuant to the reverse stock split. A U.S. stockholder’s aggregate tax basis in the New Shares received in the reverse stock split should be the same as such U.S. stockholder’s aggregate tax basis in the Old Shares exchanged, or deemed exchanged, (excluding the portion of the tax basis allocable to any fractional share). A U.S. stockholder’s holding period in the New Shares received should include the holding period in the Old Shares exchanged, or deemed exchanged, therefor. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. U.S. stockholders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

Cash in Lieu of Fractional Stock. A U.S. stockholder who receives cash in lieu of a fractional share of New Shares pursuant to the reverse stock split should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. stockholder’s tax basis in the Old Shares being exchanged that is allocated to the fractional share of New Shares. The capital gain or loss should be long term capital gain or loss if the U.S. stockholder’s holding period for such Old Shares being exchanged that is allocated to the fractional share of New Shares exceeded one year at the effective time of the reverse stock split. The deductibility of net capital losses by individuals and corporations is subject to limitations. U.S. stockholders are advised to consult their tax advisors regarding the tax treatment of their receipt of cash in lieu of a fractional share of common stock pursuant to the reverse stock split.

Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share of New Shares pursuant to the reverse stock split, unless a U.S. stockholder is an exempt recipient. In addition, U.S. stockholders may be subject to a backup withholding tax (at the current applicable rate of 24%) on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. stockholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. stockholders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

ITEM 2:	THE SECOND AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

The 2017 Equity Incentive Plan (the “2017 EIP”) was originally adopted in connection with our IPO and was amended and restated and approved by our stockholders on June 11, 2020. On October 27, 2020, our Majority Stockholder, representing a majority of the votes cast to approve the EIP Amendment, approved the EIP Amendment by Written Consent to increase the total number of shares of common stock that are reserved for issuance under the 2017 EIP by adding 5,000,000 shares of common stock. The EIP Amendment was also approved by our Board on October 27, 2020. Unless otherwise stated, all share amounts reflected in this Item 2 reflect amounts on a pre-reverse stock split basis.

The following summary of the 2017 EIP, as amended by the EIP Amendment, is qualified in its entirety by reference to the full text of the 2017 EIP and the EIP Amendment which is set forth in Annex B. All capitalized terms not defined in this Item 2 shall have the same meaning ascribed to them within the 2017 EIP.

General Information. The 2017 EIP is our active plan for granting equity awards to eligible employees and non-employee directors. As of the Record Date, of the 6,032,523 shares authorized for issuance under the 2017 EIP, there were 942,501 shares remaining available for future grants under the 2017 EIP. The Board believes that our 2017 EIP is in the best interest of stockholders and the Company, as equity awards granted under the plan help to attract, retain and motivate talented key personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent. In addition, the 2017 EIP helps further align the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to the performance of the business and our common stock.

The 2017 EIP authorizes us to grant several types of equity awards: stock options, stock appreciation rights, restricted stock awards, restricted stock units (“RSU”), cash performance awards and stock awards. In practice, we have used the 2017 EIP to grant restricted stock units, restricted stock units designated as performance stock units (“PSU”) and stock options.

Addition of 5,000,000 Shares of Common Stock. The EIP Amendment adds an additional 5,000,000 shares of Common Stock to the 2017 EIP. In determining the number of shares to request under the 2017 EIP, we evaluated the current market environment and our share price, share availability, recent share usage, our historic annual equity grant rate and estimated future rate and our estimated number of shares needed to attract new hires. We carefully manage share usage under the 2017 EIP, however, in light of the sustained decline in oil and gas prices over the last year, and the subsequent significant negative impact of the volatility in the oil and gas markets, we experienced a significant decline in the price of our common stock. The reduction in the value in the price of our common stock has resulted in the need to use a greater number of shares to compensate our employees and non-employee directors. We expect that this additional share request will allow us to maintain our regular equity compensation programs without interruption.

SUMMARY OF THE 2017 EIP, AS AMENDED

Reservation of Shares. The maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2017 EIP will be 11,032,523 on a pre-reverse stock split basis.

In the event of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to our common stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting our common stock, appropriate and equitable adjustments will be made to the number and kind of shares of common stock available for grant, as well as to other maximum limitations under the 2017 EIP, and the number and kind of shares of common stock or other terms of the awards that are affected by the event.

Share Counting. Awards that are required to be paid in cash pursuant to their terms will not reduce the share reserve. To the extent that an award granted under the 2017 EIP is canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the award or otherwise terminated without delivery of the shares to the participant, the shares of common stock retained by or returned to us will not be deemed to have been delivered under the 2017 EIP, and will be available for future awards under the 2017 EIP. Notwithstanding the foregoing, shares that are (i) withheld or separately surrendered from an award in payment of the exercise or purchase price or taxes relating to such an award or (ii) not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right will be deemed to constitute delivered shares and will not be available for future awards under the 2017 EIP.

Administration. The 2017 EIP is administered by the Compensation, Nominating and Governance Committee of the Board (the “CNG Committee”), such other committee of the Board appointed by the Board or the Board, as determined by the Board (the “Plan Administrator”). Subject to the limitations set forth in the 2017 EIP, the Plan Administrator has the authority to, among other things, determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the 2017 EIP and terms of awards and adopt rules for the administration, interpretation and application of the 2017 EIP.

Eligibility. Awards under the 2017 EIP may be granted to any employees, non-employee directors, consultants or other personal service providers to us or any of our subsidiaries. In its determination of eligible participants, the Plan Administrator may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the Plan Administrator to designate that person to receive an award in any other year. As of the Record Date, 206 employees, 8 non-employee directors and no consultants or advisors are eligible to participate in the 2017 EIP.

Stock Options. Stock options granted under the 2017 EIP may be issued as either incentive stock options, within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or as nonqualified stock options. The exercise price of an option will be not less than 100% of the fair market value of a share of common stock on the date of the grant of the option, or such higher amount determined by the Plan Administrator. The Plan Administrator will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of service of a participant or a change of control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified performance goals established by the Plan Administrator. The maximum term of an option will be ten years from the date of grant.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash or, (ii) to the extent permitted by the Plan Administrator, (A) in shares of common stock, (B) through an open-market broker-assisted transaction, (C) by reducing the number of shares of common stock otherwise deliverable upon the exercise of the stock option, (D) by combination of any of the above methods, or (E) by such other method approved by the Plan Administrator, and must satisfy any required tax withholding amounts. All options generally are nontransferable. Without the prior approval of our stockholders, the 2017 EIP prohibits the cancellation of underwater stock options in exchange for cash or another award (other than in connection with a change of control) or the “repricing” of stock options. Dividends will not be paid with respect to stock options. Dividend equivalent rights may be granted with respect to the shares of common stock subject to stock options to the extent permitted by the Plan Administrator and set forth in the award agreement.

Stock Appreciation Rights. A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of settlement or exercise over the base price of the right, multiplied by the number of shares of common stock as to which the right is being settled or exercised. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the participant or that provides for the automatic payment of the right upon a specified date or event. The base price per share of a stock appreciation right may not be less than the fair market value of a share of common stock on the date of grant. The Plan Administrator will determine the vesting requirements and the term of exercise of each stock appreciation right, including the effect of termination of service of a participant or a change of control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Plan Administrator. The maximum term of a stock appreciation right will be ten years from the date of grant. Stock appreciation rights may be payable in cash or in shares of common stock or in a combination of both. Without the prior approval of our stockholders, the 2017 EIP prohibits the cancellation of underwater stock appreciation rights in exchange for cash or another award (other than in connection with a change of control) or the “repricing” of stock appreciation rights. Dividends shall not be paid with respect to stock appreciation rights. Dividend equivalent rights may be granted with respect to the shares of common stock subject to stock appreciation rights to the extent permitted by the Plan Administrator and set forth in the award agreement.

Restricted Stock Awards. A restricted stock award represents shares of common stock that are issued subject to restrictions on transfer and vesting requirements. The vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals established by the Plan Administrator, and/or on such other terms and conditions as approved by the Plan Administrator in its discretion. Unless otherwise set forth in an award agreement, restricted stock award holders will have all of the rights of our stockholders, including the right to vote the shares and the right to receive dividends, during the restricted period. Any dividends with respect to a restricted stock award that is subject to performance-based vesting may be subject to the same restrictions on transfer and vesting requirements as the underlying restricted stock award.

Restricted Stock Units. An award of an RSU provides the participant the right to receive a payment based on the value of a share of common stock. RSUs may be subject to vesting requirements, restrictions and conditions to payment. Such requirements may be based on the continued service of the participant for a specified time period, on the attainment of specified performance goals established by the Plan Administrator and/or on such other terms and conditions as approved by the Plan Administrator in its discretion. In addition, an RSU may be designated as a performance stock unit, the vesting requirements of which may be based, in whole or in part, on the attainment of pre-established performance goal(s) over a specified performance period, as approved by the Plan Administrator in its discretion. An RSU award will become payable to a participant at the time or times determined by the Plan Administrator and set forth in the award agreement, which may be upon or following the vesting of the award. RSUs are payable in cash or in shares of common stock or in a combination of both. RSUs may, but are not required to, be granted together with a dividend equivalent right with respect to the shares of common stock subject to the award. Dividend equivalent rights may be subject to conditions that apply to the underlying RSUs.

Stock Awards. A stock award represents shares of common stock that are issued free of restrictions on transfer and free of forfeiture conditions and to which the participant is entitled all incidents of ownership. A stock award may be granted for past services, in lieu of bonus or other cash compensation, directors’ fees or for any other valid purpose as determined by the Plan Administrator. The Plan Administrator will determine the terms and conditions of stock awards, and such stock awards may be made without vesting requirements, subject to certain conditions. Upon the issuance of shares of common stock under a stock award, the participant will have all rights of a stockholder with respect to such shares of common stock, including the right to vote the shares and receive all dividends and other distributions on the shares.

Cash Performance Awards. A cash performance award is denominated in a cash amount (rather than in shares) and is payable based on the attainment of pre-established business and/or individual performance goals over a specified performance period. The requirements for vesting may be also based upon the continued service of the participant during the performance period.

Performance Criteria. For purposes of cash performance awards, PSUs, as well as for any other performance awards under the 2017 EIP, the performance criteria will be one or any combination of the following, for the Company or any identified subsidiary or business unit, as determined by the Plan Administrator at the time of the award: (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent; (x) share price (including, but not limited to growth measures and total stockholder return); (xi) expense control or loss management; (xii) market share; (xiii) economic value added; (xiv) working capital; (xv) the formation of joint ventures or the completion of other corporate transactions; (xvi) gross or net profit margins; (xvii) revenue mix; (xviii) operating efficiency; (xix) product diversification; (xx) market penetration; (xxi) measurable achievement in quality, technology, operation or compliance initiatives; (xxii) quarterly dividends or distributions; (xxiii) employee retention or turnover; (xxiv) operating income before depreciation, amortization and certain additional adjustments to operating income permitted under our senior secured credit facilities, and/or (xxv) any combination of or a specified increase or decrease, as applicable in any of the foregoing. Each of the performance criteria shall be applied and interpreted in accordance with an objective formula or standard established by the Plan Administrator at the time the applicable award is granted including, without limitation, Generally Accepted Accounting Principles in the United States.

At the time that an award is granted, the Plan Administrator may provide that performance will be measured in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect charges for restructurings, non-operating income, the impact of corporate transactions or discontinued operations, events that are unusual in nature or infrequent in occurrence and other non-recurring items, currency fluctuations, litigation or claim judgments, settlements and the cumulative effects of accounting or tax law changes. In addition, with respect to a participant hired or promoted following the beginning of a performance period, the Plan Administrator may determine to prorate the amount of any payment in respect of such participant’s cash performance awards or PSUs for the partial performance period.

Further, the Plan Administrator shall, to the extent provided in an award agreement, have the right, in its discretion, to reduce or eliminate the amount otherwise payable to any participant under an award and to establish rules or procedures that have the effect of limiting the amount payable to any participant to an amount that is less than the amount that is otherwise payable under an award. Following the conclusion of the performance period, the Plan Administrator shall certify whether the applicable performance goals have been achieved.

Award Limitations. No non-employee director may be granted, during any calendar year, awards under the 2017 EIP having a fair value (determined on the date of grant) that, when added to all cash compensation paid to the non-employee director during the same calendar year, exceed $750,000.

Effect of Change of Control. Upon the occurrence of a “change of control” (as defined in the 2017 EIP), unless otherwise provided in the applicable award agreement, the Plan Administrator is authorized to make adjustments in the terms and conditions of outstanding awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding awards by us (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms as such outstanding awards (with appropriate adjustments to the type of consideration payable upon settlement of the awards); (iii) acceleration of exercisability, vesting and/or payment; and (iv) if all or substantially all of our outstanding shares of common stock are transferred in exchange for cash consideration in connection with such change of control: (A) upon written notice, provide that any outstanding stock options and stock appreciation rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Plan Administrator (contingent upon the consummation of the event), and at the end of such period, such stock options and stock appreciation rights will terminate to the extent not so exercised within the relevant period; and (B) cancel all or any portion of outstanding awards for fair value, as determined in the sole discretion of the Plan Administrator.

Substitute Awards in Corporate Transactions. The Plan Administrator may grant awards under the 2017 EIP to employees or directors of corporations that are acquired by us in substitution of awards previously granted by such corporations to such persons. Any such substitute awards shall not reduce the share reserve; provided, however, that such treatment is permitted by applicable law and the listing requirements of Nasdaq or other exchange or securities market on which the common stock is listed.

Forfeiture / Right of Recapture. The Plan Administrator may specify in an award agreement that an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including termination of service for “cause” (as defined in the 2017 EIP) or a participant’s violation of any continuing obligation or duty of the participant in respect of the Company.

If within one year (or such longer time specified in an award agreement or other agreement or policy applicable to a participant) after the date on which a participant exercises a stock option or stock appreciation right or on which a stock award, restricted stock award or restricted stock unit vests or becomes payable or on which a cash performance award is paid to a participant, or on which income otherwise is realized by a participant in connection with an Award, either (i) a participant is terminated for cause, (ii) the Plan Administrator determines in its discretion that the participant is subject to any recoupment of benefits pursuant to our compensation recovery policy, “clawback” or similar policy, as may be in effect from time to time, or (iii) after a participant is terminated for any other reason, the Plan Administrator determines in its discretion either that, (A) during the participant’s period of service, the participant engaged in an act or omission which would have warranted termination of service for “cause” and a forfeiture event has occurred with respect to the participant or (B) after termination, the participant engaged in conduct that materially violated any continuing obligation or duty of the participant in respect of us or any of our subsidiaries, then, at the sole discretion of the Plan Administrator, any gain realized by the participant from the exercise, vesting, payment or other realization of income by the participant in connection with an award, will be paid by the participant to us upon notice from us, subject to applicable state law.

Participants may be subject to our compensation recovery policy, “clawback” or similar policy, as may be in effect from time to time and/or any compensation recovery, “clawback” or similar policy made applicable by law including the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Awards to Non U.S. Participants. To comply with the laws in countries other than the United States in which we or any of our subsidiaries or affiliates operates or has employees, non-employee directors or consultants, the Plan Administrator, in its sole discretion, has the power and authority to (i) modify the terms and conditions of any award granted to participants outside the United States to comply with applicable foreign laws, (ii) take any action, before or after an award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and (iii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

We have adopted an addendum to the 2017 EIP applicable to participants who are non U.S. residents which may include terms that vary from the terms described in this summary.

Term, Amendment and Termination. The term of the 2017 EIP is ten years from June 11, 2020. Our Board may amend, modify, suspend or terminate the 2017 EIP at any time, provided, however, that no termination or amendment of the 2017 EIP will materially and adversely affect any award granted under the 2017 EIP without the consent of the participant or the permitted transferee of the award. Our Board may seek the approval of any amendment by our stockholders to the extent it deems necessary for purposes of compliance with Section 422 of the Internal Revenue Code, the listing requirements of Nasdaq, or for any other purpose. Notwithstanding the foregoing, our Board shall have broad authority to amend the 2017 EIP and any award without the consent of a participant to the extent it deems necessary or desirable in its discretion to comply with, take into account changes in, or interpretation of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.

New Plan Benefits. Awards under the 2017 EIP will be granted in amounts and to individuals as determined by the Board in its sole discretion. In addition, the benefit of any awards granted under the 2017 EIP will depend on a number of factors, including the fair market value of our shares on future dates, and our actual performance against performance goals established with respect to performance awards, among other things. Therefore, the benefits or amounts that will be received by employees, non-employee directors, consultants or other personal service under the 2017 EIP are not determinable at this time.

Equity Compensation Plan Information. The following table shows information relating to the number of shares of common stock authorized for issuance under our existing equity compensation plans as of December 31, 2019 (on a pre-reverse stock split basis):

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3)
Equity compensation plans
Approved by stockholders	4,094,494	$6.14	4,344,026
Not approved by stockholders	—	$—	—
Total	4,094,494	$6.14	4,344,026

(1)

Includes common stock underlying shares to be issued in connection with vested RSUs subject to delayed settlement. Also, includes common stock underlying outstanding PSUs, stock options and RSUs. The number of shares subject to outstanding PSUs is based on the target number of shares subject to each award and payments could occur at larger amounts if performance metrics are met.

(2)	RSUs and PSUs are excluded when determining the weighted-average exercise price.
(3)

Includes 1,728,322 shares remaining available for issuance under the Employee Stock Purchase Plans for U.S. and non-U.S. employees, which were temporarily suspended for future offering periods beginning on July 1, 2019.

U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE 2017 EQUITY INCENTIVE PLAN

Under current federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards that may be granted under the 2017 EIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Options. The Internal Revenue Code provides that a participant receiving a nonqualified stock option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize compensation income taxed at ordinary income tax rates upon the exercise of a nonqualified stock option to the extent that the fair market value of the common stock on the date of exercise exceeds the option price. When the participant sells the shares acquired pursuant to a nonqualified stock option, any gain or loss will be short-term or long-term capital gain or loss.

The grant of an incentive stock option (“ISO”) does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the circumstances satisfy the requirements in the Internal Revenue Code. However, the exercise of an ISO may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss. The statutory holding period lasts until the later of two years from the date the ISO is granted or one year from the date the common stock is transferred to the participant pursuant to the exercise of the ISO.

If the statutory holding period requirements for an ISO are satisfied, we may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the common stock received upon exercise.

If these requirements are not satisfied (a “disqualifying disposition”), the amount of ordinary income taxable to the participant is the lesser of: (i) the fair market value of the common stock on the date of exercise minus the option price; or, (ii) the amount realized on disposition minus the option price. Any gain in excess of that amount is capital gain, while any loss recognized will be a capital loss.

For nonqualified options, we are generally entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant.

Restricted Stock and Stock Awards. A participant acquiring a restricted stock award or a stock award will generally recognize ordinary income equal to the fair market value of the shares on the vesting date of the restricted stock or the grant date of common stock, less the amount paid, if any, by the participant. Under Section 83(b) of the Internal Revenue Code, a participant may elect to include in ordinary income at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the participant. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares. A participant makes a Section 83(b) election by filing the election with the IRS no later than 30 days after the restricted stock is transferred to the participant. With a Section 83(b) election, the participant will not be entitled to any loss deduction if the shares with respect to which a Section 83(b) election was made are later forfeited. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock will be included in the participant’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss. We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from restricted stock or stock awards under the 2017 EIP.

Stock Appreciation Rights and Restricted Stock Units. Generally, a participant will not recognize any taxable income upon the award of stock appreciation right (“SAR”) or restricted stock unit. At the time the participant receives the payment for the SAR or the restricted stock unit, the fair market value of shares of common stock or the amount of any cash received in payment for such awards generally is taxable compensation to the participant as ordinary income. We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from SARs or restricted stock units under the 2017 EIP.

Performance Awards and Cash Awards. A participant will generally not recognize any taxable income upon the grant of performance awards or cash awards. Upon settlement of such awards, participants normally will recognize ordinary income in the year of receipt equal to the amount of cash and the fair market value of any common stock received. We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from performance awards or cash awards under the 2017 EIP.

Certain Tax Code Limitations on Deductibility. Section 162(m) of the Internal Revenue Code limits the annual tax deduction to $1.0 million for compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers. Under the TCJA, effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation is no longer available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, the covered employees will be expanded to include our chief financial officer, and once one of our named executive officers is considered a covered employee, the named executive officer will remain a covered employee so long as he or she receives compensation from us. Although the deductibility of compensation is a consideration the CNG Committee evaluates, the CNG Committee believes that the lost deduction on compensation payable in excess of the $1.0 million limitation is not material relative to the benefit of being able to attract and retain talented management. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interest of the Company and its stockholders. Accordingly, the CNG Committee will continue to retain the discretion to pay compensation that is subject to the $1.0 million deductibility limit.

Restrictions on Deferred Compensation. Section 409A of the Internal Revenue Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Internal Revenue Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s income. We intend to structure awards under the 2017 EIP in a manner that is designed to be exempt from or comply with Code Section 409A.

THE ABOVE SUMMARY OF THE EXPECTED EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE 2017 EIP IS NOT COMPLETE, AND THE COMPANY RECOMMENDS THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR ADVICE. MOREOVER, THE ABOVE SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE OR LOCAL LAW IS NOT COVERED IN THE ABOVE SUMMARY.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information as of the Record Date regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our Board and each of our named executive officers identified in our Annual Report on Form 10-K for the year ended December 31, 2019; and

•	all members of our Board and our executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 47,198,367 shares of common stock outstanding as of the Record Date. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date, and shares of common stock underlying restricted stock units subject to vesting and settlement within 60 days of the Record Date, are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is c/o NCS Multistage Holdings, Inc., 19350 State Highway 249, Suite 600, Houston, Texas 77070. This table does not give effect to the reverse stock split described in Item 1 herein.

	Shares of common stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares(1)	Percentage of Shares
5% stockholders
Funds Affiliated with Advent (2)	29,568,536	62.6%
American Century(3)	2,552,272	5.4%
Robert Nipper (4)	2,480,898	5.2%
Named executive officers and directors
Robert Nipper (4)	2,480,898	5.2%
Ryan Hummer (5)	223,098	*
Marty Stromquist (6)	1,106,885	2.3%
John Deane (7)	826,521	1.7%
Gurinder Grewal (8)	—	—
Matthew Fitzgerald	—	—
David McKenna (9)	—	—
Michael McShane (10)	925,691	1.9%
W. Matt Ralls	30,000	*
Valerie Mitchell	—
All Board members and executive officers as a group (13 persons)	6,338,935	12.9%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This table does not include the following restricted stock units, which have vested or will vest within 60 days of the Record Date, that settle for shares of common stock on a one-for-one basis within thirty days following the earliest of (i) one year following the termination of the person’s service for any reason other than cause, (ii) a change of control or (iii) the fifth anniversary of the grant date (“first delayed settlement”), that are held by non-management directors who are not full-time investment professionals of Advent: Mr. Deane—15,902, Mr. Fitzgerald—21,784, Mr. McShane—22,264 and Mr. Ralls—21,784. Also, this table does not include the following restricted stock units, which have vested or will vest within 60 days of the Record Date, that settle for shares of common stock on a one-for-one basis within thirty days following the earliest of (i) one year following the termination of the person’s service for any reason or (ii) a change of control (“second delayed settlement” and together with the first delayed settlement, the “delayed settlement,” as applicable), that are held by non-management directors who are not full-time investment professionals of Advent: Mr. Fitzgerald—22,007, Mr. Ralls—22,007 and Ms. Mitchell—37,547.
(2)

Includes 3,693,109 shares indirectly owned by Advent International GPE VII Limited Partnership, 3,418,124 shares indirectly owned by Advent International GPE VII-A Limited Partnership, 8,589,659 shares indirectly owned by Advent International GPE VII-B Limited Partnership, 2,729,175 shares indirectly owned by Advent International GPE VII-C Limited Partnership, 2,211,725 shares indirectly owned by Advent International GPE VII-D Limited Partnership, 6,188,694 shares indirectly owned by Advent International GPE VII-E Limited Partnership, 798,351 shares indirectly owned by Advent International GPE VII-F Limited Partnership, 798,351 shares indirectly owned by Advent International GPE VII-G Limited Partnership, 481,968 shares indirectly owned by Advent International GPE VII-H Limited Partnership, 11,828 shares indirectly owned by Advent Partners GPE VII Limited Partnership, 29,570 shares indirectly owned by Advent Partners GPE VII-A Limited Partnership, 289,771 shares indirectly owned by Advent Partners GPE VII-B Cayman Limited Partnership, 260,204 shares indirectly owned by Advent Partners GPE VII Cayman Limited Partnership and 68,007 shares indirectly owned by Advent Partners GPE VII-A Cayman Limited Partnership. Advent-NCS Acquisition L.P. directly owns 29,568,536 shares. The general partner of Advent-NCS Acquisition L.P. is Advent-NCS GP LLC. Advent International GPE VII Limited Partnership, Advent International GPE VII-A Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-E Limited Partnership, Advent International GPE VII-F Limited Partnership, Advent International GPE VII-G Limited Partnership, Advent International GPE VII-H Limited Partnership, Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership and Advent Partners GPE VII-A Cayman Limited Partnership collectively own 100% of Advent-NCS Acquisition L.P. in pro-rata proportion to the number of shares above disclosed as owned by each fund.

Advent is the manager of Advent International GPE VII LLC, which is the general partner of Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, and Advent Partners GPE VII-B Cayman Limited Partnership; and, GPE VII GP Limited Partnership, which in turn is the general partner of Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership and Advent International GPE VII-H Limited Partnership; and GPE VII GP (Cayman) Limited Partnership and GPE VII GP S.à r.l. which are respectively the special general partner and general partner of Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership and Advent International GPE VII-G Limited Partnership. Advent exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the shares held by the Advent Funds, a number of individuals currently composed of John L. Maldonado, David M. McKenna and David M. Mussafer, none of whom have individual voting or investment power, exercise voting and investment power over the shares beneficially owned by Advent. The address of Advent and each of the funds and other entities listed above is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.

(3)	The number of shares reported is as of December 31, 2019 and is based on a Schedule 13G filed with the SEC on February 11, 2020 by American Century Investment Management, Inc. on behalf of itself and

American Century Companies, Inc. and Stowers Institute for Medical Research (collectively, “American Century”). The Schedule 13G/A reports that each American Century entity has sole voting power for 2,382,816 shares of common stock and sole dispositive power for 2,552,272 shares of common stock. The address of American Century is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.
(4)

Includes 1,834,881 shares held by the Nipper Family Limited Partnership. Mr. Nipper exercises sole voting and investment power over the shares beneficially owned by the Nipper Family Limited Partnership. Also, includes 413,871 shares of common stock that Mr. Nipper has the right to acquire within 60 days upon exercise of stock options.

(5)	Includes 39,000 shares of common stock that Mr. Hummer has the right to acquire within 60 days upon exercise of stock options.
(6)

Includes 113,443 shares held by Mr. Stromquist as 50% owner of Cemblend and 663,468 shares held by Stromquist Technologies Inc. Mr. Stromquist holds sole voting and investment power over the shares beneficially owned by Stromquist Technologies Inc. Also, includes 251,133 shares of common stock that Mr. Stromquist has the right to acquire within 60 days upon exercise of stock options.

(7)

Includes 214,632 shares held by the Deane Family Partnership Limited. Mr. Deane holds sole voting and investment power over the shares beneficially owned by the Deane Family Partnership Limited. Also, includes 519,882 shares of common stock that the Deane Family Partnership Limited has the right to acquire within 60 days upon exercise of stock options.

(8)

Mr. Grewal holds no shares directly. Mr. Grewal is a managing director at Advent, which manages funds that collectively own 29,568,536 shares. See footnote (1) above. The address of Mr. Grewal is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.

(9)

Mr. McKenna holds no shares directly. Mr. McKenna is a managing partner at Advent, which manages funds that collectively own 29,568,536 shares. See footnote (1) above. Mr. McKenna’s address is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.

(10)	Includes 519,882 shares of common stock that Mr. McShane has the right to acquire within 60 days upon exercise of stock options.

EXECUTIVE COMPENSATION

Overview. The discussion below includes a review of our compensation decisions with respect to 2019 and 2018 for our “named executive officers,” or “NEOs,” namely our principal executive officer and our two other most highly compensated executive officers. Our NEOs for 2019 were:

Robert Nipper, our Chief Executive Officer;

Ryan Hummer, our Chief Financial Officer; and

Marty Stromquist, our former President (left his executive position effective April 1, 2020).

In 2019 and 2018, we compensated our NEOs through a combination of base salary, annual incentive cash bonuses, restricted stock units, equivalent stock units and performance stock units. Our executive officers are also eligible to receive certain benefits, which include a 401(k) plan with matching contributions, an automobile allowance, life insurance and group health insurance, including medical, dental and vision insurance.

In connection with the challenging oil and gas industry market conditions that began in 2019 and which became more challenging in 2020 as a result of the COVID-19 pandemic and reduced demand for oil and gas, the NEOs took voluntary pay reductions. In July 2019, Messrs. Nipper and Willems elected to temporarily reduce their annual salary from $463,500 and $339,900 to $375,000 and $305,910, respectively. In April 2020, Messrs. Nipper, Hummer and Willems elected to further temporarily reduce their annual salary from $375,000, $339,900 and $305,910 to $300,000, $250,000 and $250,000, respectively. In addition, in February 2020 when the CNG Committee granted annual long-term incentive awards, it elected to reduce the value of all grants by over 30% as compared to the prior year, including those made to directors and the NEOs. These changes will be reflected in the proxy statement in connection with the Company’s 2021 Annual Meeting of Stockholders.

Summary Compensation Table. The following table sets forth the compensation for 2019 and 2018 of the Company’s NEOs.

Name and principal position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Nipper	2019	420,687	1,546,179	—	33,000	1,999,866
Chief Executive Officer	2018	450,000	1,595,542	—	33,000	2,078,542
Ryan Hummer	2019	338,250	697,769	—	27,200	1,063,219
Chief Financial Officer
Marty Stromquist (5)	2019	337,520	754,853	—	13,568	1,105,941
Former President	2018	357,475	778,966	—	22,237	1,158,678

(1)

Represents annual salary paid pursuant to the terms of each NEO’s employment agreement then in existence. See “—Employment Agreements” for a description of their current employment agreements. In July 2019, Messrs. Nipper and Stromquist elected to reduce their annual salary from $463,500 and $476,890 CAD to $375,000 and $405,357 CAD, respectively.

(2)

Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), of restricted stock unit awards and equivalent stock units, which is equal to the closing price of our common stock on the date of grant. The restricted stock units and equivalent stock units awarded in 2019 vest in three equal installments beginning on the first anniversary of the grant date of February 28, 2019 and the restricted stock units awarded in 2018 vest in three equal installments beginning on the first anniversary of the grant date of March 1, 2018. The equivalent stock units settle in cash and represent the economic equivalent of one share of common stock, provided that the amount of cash settled for any equivalent stock unit will not exceed two times the common stock price on the day before the date of grant.

Also represents the grant date fair value, computed in accordance with ASC 718, of the performance stock unit awards which in 2019 equals $836,817, $377,644 and $408,538 for each of Messrs. Nipper, Hummer and Stromquist, respectively, and in 2018 equals $868,795 and $424,158 for each of Messrs. Nipper and Stromquist, respectively. Performance stock units provide the recipient the ability to earn a number of shares of stock between 0% and 200% of the number of units granted based on our Total Shareholder Return (“TSR”) relative to our performance peer group. The threshold performance level (25th percentile relative TSR) starts to earn performance stock units, the mid-point performance level (50th percentile relative TSR) earns 65% of the target performance stock units and the maximum performance level (90th percentile relative TSR) or greater earns 200% of the target performance stock units. Payments are calculated by linear interpolation for performance between the threshold and mid-point and between the mid-point and maximum. If the maximum payout were to be achieved with respect to the performance stock unit awards awarded in 2019, the grant date fair value of such awards for Messrs. Nipper, Hummer and Stromquist would be equal to $1,418,726, $640,251 and $692,629, respectively.
(3)

For 2019 and 2018, no cash incentives were earned by the NEOs under our cash incentive program. See “—Annual Cash Incentive Bonus” section below for more details.” The current target cash incentive bonus for each of Messrs. Nipper, Hummer and Stromquist, respectively, are 105%, 75% and 85% of base salary.

(4)	Includes the following for 2019:

Name	Automobile Allowance ($)	401(k) Matching and Contributions ($)	Total ($)
Robert Nipper	22,200	11,000	33,000
Ryan Hummer	16,200	11,000	27,200
Marty Stromquist (5)	13,568	—	13,568

(5)

Amounts paid to Mr. Stromquist are paid in Canadian dollars. Compensation is stated in United States dollars. Where compensation was provided in Canadian dollars, compensation is based on an exchange rate of 0.7538 US dollars for each 1.00 Canadian dollar during the 2019 fiscal year and 0.7720 US dollars for each 1.00 Canadian dollar during the 2018 fiscal year, in each case computed by averaging the foreign exchange rate for each month of the year.

Outstanding Equity Awards as of December 31, 2019. The following table sets forth certain information about outstanding equity awards held by our NEOs as of December 31, 2019 and does not give effect to the reverse stock split described in Item 1 herein:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Robert Nipper	331,097	82,774	5.88	12/21/2022	129,900	272,790	178,758	375,392
Ryan Hummer	30,000	9,000	9.55	7/1/2024	64,685	135,839	80,671	169,409
Marty Stromquist	200,906	50,227	5.88	12/21/2022	63,418	133,178	87,271	183,269

(1)	These options vested and become exercisable on May 3, 2020.

(2)

For Messrs. Nipper, Hummer and Stromquist, respectively, includes 33,344, 15,048 and 16,279 restricted stock units which vest in two equal annual installments beginning on March 1, 2020 and 96,556, 43,574 and 47,139 restricted stock units which vest in three equal annual installments beginning on February 28, 2020. For Mr. Hummer, also includes 6,063 restricted stock units which vest on August 24, 2020.

(3)	Value calculated in accordance with ASC 718 based on the $2.10 closing price of our common stock on December 31, 2019.
(4)

Assumes a target award payout for the performance stock units granted. The 128,741, 58,099 and 62,852 performance stock units granted in 2019 to Messrs. Nipper, Hummer and Stromquist, respectively, will settle for between zero and two shares of common stock in the first quarter of 2022 and the 50,017, 22,572 and 24,419 performance stock units granted in 2018 to Messrs. Nipper, Hummer and Stromquist, respectively, will settle for between zero and two shares of common stock in the first quarter of 2021, in each case, based on achievement of the performance measure over a three-year period, following certification by the CNG Committee of the performance results. See footnote (2) to the Summary Compensation Table.

Employment Agreements. We are currently party to employment agreements with each of our NEOs. The material provisions of each such agreement are described below.

On August 3, 2017, we entered into employment agreements with each of Robert Nipper, our Chief Executive Officer, Ryan Hummer, our Chief Financial Officer, and Marty Stromquist, our former President (each, an “Executive”). Upon the effective date that Mr. Stromquist left his position as President, he became entitled to the severance payments and continued vesting of unvested equity awards as more fully described below with regards to an Executive termination without cause. Mr. Stromquist does not receive compensation for his service on our Board for so long as he continues to receive such cash severance payments.

The agreements provide for an initial term of three years which will automatically renew at the end of such period for additional one year-terms. The agreements provide that the Executives will receive an annualized base salary subject to review by our Board (as of December 31, 2019, $375,000 for Mr. Nipper, $339,900 for Mr. Hummer and $405,356 Canadian dollars for Mr. Stromquist). The agreements also provide that the Executives are eligible to receive annual bonuses each year with target annual bonuses of 105%, 75% and 85% of base salary for each of Messrs. Nipper, Hummer and Stromquist, respectively, and up to a maximum bonus of 200% of base salary for each Executive, based on achievement of annual performance targets established by the Board each year.

Either we or the Executive may terminate the agreement at any time upon written notice. We may terminate the Executive’s employment for death, disability, for cause, without cause or upon the close of business on the last day of the term of the employment agreement by giving notice of non-renewal of the agreement 90 days prior to the expiration of the term. The Executive may resign following a good reason event or without a good reason event.

If we terminate an Executive’s employment without cause, the Executive resigns following a good reason event or we elect not to renew the employment agreement at the end of the term, then, in addition to any accrued but unpaid base salary and accrued but unpaid annual bonus for the year prior to the year of termination, we must provide the Executive with, subject to Executive’s execution of a release of claims, such release becoming effective and Executive’s continued compliance with the restricted covenants contained in the agreement, (i) one (1) times (two (2) times in the case of Mr. Nipper) the sum of (A) base salary and (B) the Executive’s target bonus, payable over the twelve-month period following the date of the termination; (ii) a lump sum payment equal to the pro-rated annual bonus the Executive would have received for the year of termination, based on actual performance for such year; (iii) continued vesting of unvested equity awards in accordance with the applicable existing vesting schedules; and (iv) subject to the Executive’s timely election for coverage under COBRA, a cash payment equal to the full premium for actively employed executives for up to 24 months. If such termination of employment occurs within 24 months following a Change of Control (as defined in the employment agreements), in addition to any accrued but unpaid base salary and accrued but unpaid annual bonus for the year prior to the year of termination, in lieu of the benefits described above, we must provide the Executive with, subject to Executive’s execution of a release of claims, such release becoming effective and Executive’s continued compliance with the restricted covenants contained in the agreement, (i) two (2) times (three (3) times in the case of Mr. Nipper) the sum of (A) base salary and (B) the Executive’s target bonus, payable over the twelve-month period following the date of the termination; (ii) a lump sum payment equal to the pro-rated annual bonus the Executive would have received for the year of termination, based on actual performance for such year; (iii) full vesting of unvested equity awards; and (iv) subject to the Executive’s timely election for coverage under COBRA, a cash payment equal to the full premium for actively employed executives for up to 24 months. In addition, any cash severance payable to an Executive will be calculated based on the greater of the Executive’s base salary prior to any salary reduction or the then-current base salary at the time of termination.

If an Executive’s employment is terminated as a result of death, disability, voluntary resignation other than following a good reason event, or by us for cause, the Executive shall be entitled to receive accrued but unpaid base salary through the date of termination and any accrued but unpaid annual bonus for the year prior to the year of termination. In addition, if the Executive’s employment terminates as a result of death or disability, the Executive or Executive’s legal representatives shall be entitled to a lump sum amount equal to the pro-rated annual bonus the Executive would have received for the year of termination, based on actual performance.

For purposes of the agreements, good reason event means, without an Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities, title, reporting structure or duties, (ii) any material reduction in Executive’s base salary or target annual bonus opportunity (except in the event of an across the board reduction in base salary or target annual bonus opportunity of up to 10% applicable to substantially all of our senior executives), (iii) a relocation of Executive’s principal place of employment by more than 50 miles from the location on the effective date of the agreement and such place is more than 50 miles from Executive’ principal residence, or (iv) a material breach by us of any provisions of the agreement; provided that Executive has given us written notice of such event within 60 days following the occurrence of such event and we do not cure the event within 60 days following such notice. For purposes of the agreements, cause means (i) Executive’s indictment for, conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offence involving fraud, misappropriation or moral turpitude, (ii) Executive’s continued failure to materially perform Executive’s duties under the employment agreement (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty, (iii) Executive’s theft, fraud, or dishonesty with regard to us or any of our affiliates or in connection with Executive’s duties, (iv) Executive’s material violation of our code of conduct or similar written policies, (v) Executive’s willful misconduct unrelated to us or any of our affiliates having, or likely to have, a material negative impact on us or any of our affiliates (economically or its reputation), (vi) an act of gross negligence or willful misconduct by the Executive that relates to our or any of our affiliates affairs, or (vii) material breach by Executive of any provisions of the employment agreement.

The agreements include perpetual confidentiality provisions, a company non-disparagement provision, as well as provisions relating to non-competition and non-solicitation that apply during employment and for one year following a termination of employment.

Potential Payments upon Termination of Employment or Termination Following a Change of Control. Our NEOs are entitled to receive severance payments and acceleration and/or continued vesting of time-based vesting equity awards upon termination of employment by us other than for cause or by the NEO for good reason or a change of control. See “—Employment Agreements” for a description of these potential payments upon termination of employment.

Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation (“NQDC”) Plan provides an income deferral opportunity for executive officers and certain managers of the Company who qualify for participation. The NQDC Plan is unfunded, but we may elect to set aside funds in a Rabbi trust to cover the benefits under the plan, though such funds remain subject to the claims of our creditors.

Participants in the NQDC Plan may make an advance election each year to defer up to 80% of their base salary, bonus and commissions. Participants are immediately 100% vested in their benefits under the NQDC Plan.

Participants may choose from a variety of investment choices to invest their deferrals over the deferral period. Participants earn a rate of return on their NQDC Plan account that approximates the rate of return that would be provided by certain specified mutual funds that participants may designate from a list of available funds.

Benefits are paid in either a lump-sum or in equal annual installments over various timeframes provided by the NQDC Plan, as elected by the participant. Generally, benefits that are due as a result of a termination of service commence or are paid after termination. However, only participants who with at least 5 years of service at termination will be eligible to receive or continue receiving installment distributions following termination.

Annual Cash Incentive Bonus. We offer our NEOs the opportunity to earn annual cash incentive awards to compensate them for attaining short-term Company goals. Each NEO has an annual target bonus that is expressed as a percentage of his annual base salary, as discussed above in “—Employment Agreements.”

Our annual cash incentive awards are intended to be performance-based and, for 2019 and 2018, were determined based upon the performance criteria of Adjusted EBITDA and contained a minimum level requirement whereby if the minimum level is not met, there would be no annual cash incentive award earned. The 2019 and 2018 annual cash incentive bonus programs were approved by the CNG Committee. As indicated above, no cash incentive awards were earned by the NEOs under our annual cash incentive bonus program for 2019 and 2018.

Director Compensation. Directors who are employed by us or who are full-time investment professionals of Advent are not eligible to receive compensation for their service on our Board. All other members of our Board received a one-time stock option or restricted stock unit grant upon their election to the Board. All of our directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board-related activities.

In 2019, we paid our directors who are not employed by us and who are not full-time investment professionals of Advent a quarterly retention fee of $12,500, and an additional fee of $2,000 per Board or committee meeting attended. Such directors also received an annual award of restricted stock units in an amount of $125,000, which vests on the one-year anniversary of the grant date and, at the director’s election, may be subject to delayed settlement. The chair of the Audit Committee and the chair of the CNG Committee each received an additional annual fee of $18,000. The Chairman of the Board also received an additional $12,500 quarterly fee and an additional annual award of restricted stock units in an amount of $50,000, which vests on the one year anniversary of the grant date and, at the director’s election, may be subject to delayed settlement. In addition, new directors received an initial grant of restricted stock units in an amount of $100,000, which vest in three equal installments beginning on the first anniversary of the grant date.

In connection with the challenging oil and gas industry market conditions that began in 2019 and which became more challenging in 2020 as a result of the COVID-19 pandemic and reduced demand for oil and gas, the directors elected to reduce the value of their grants made in February 2020 by over 30% as compared to the prior year. These changes will be reflected in the proxy statement in connection with our 2021 Annual Meeting of Stockholders.

The compensation for our directors who were not employees for fiscal 2019 was as follows and does not give effect to the reverse stock split described in Item 1 herein:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)(3)
Michael McShane	116,000	169,763	285,763
John Deane	84,000	121,259	205,259
Matthew Fitzgerald	84,000	121,259	205,259
Gurinder Grewal	—	—	—
David McKenna	—	—	—
Franklin Myers	74,000	121,259	195,259
W. Matt Ralls	68,000	121,259	189,259
Valerie Mitchell	54,000	145,890	199,890

(1)

Represents the aggregate grant date fair value for restricted stock units granted in 2019, determined in accordance with ASC 718. The grant date fair value of the restricted stock unit was $2.11 for the award granted to Ms. Mitchell and was $5.51 for the awards granted to the other directors.

(2)

As of December 31, 2019, each director who was not an employee for fiscal 2019 had the following number of outstanding RSUs: Mr. McShane—53,074, of which 22,264 were fully vested, Mr. Deane—37,909, of which 15,902 were fully vested, Mr. Fitzgerald—43,791, of which 19,824 were fully vested, Mr. Myers—43,791, of which 19,824 were fully vested, Mr. Ralls—43,791, of which 19,824 were fully vested, and Ms. Mitchell—69,142, of which none were fully vested.

(3)

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. No reimbursements for any non-employee director exceeded the $10,000 threshold in the year ended December 31, 2019.

Equity Incentive Plans. We maintain two equity incentive plans for the benefit of our employees, directors and other service providers: the 2012 Equity Incentive Plan (the “2012 EIP”) and the 2017 EIP. We do not intend to issue awards under the 2012 EIP. The terms of the 2017 EIP are described above under the heading “Item 2: The 2017 Equity Incentive Plan – Summary of the 2017 EIP”.

Employee Stock Purchase Plans. We maintain Employee Stock Purchase Plans for U.S. and non-U.S. employees. The purpose of the Employee Stock Purchase Plans is to provide employees with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of our common stock. In general, all our employees and those of certain subsidiaries are eligible to participate in the Employee Stock Purchase Plan applicable to their jurisdiction, subject to certain exceptions for employees who have been employed for less than 30 days, whose customary employment is for less than 20 hours per week or whose customary employment is for not more than five months in a calendar year. The Employee Stock Purchase Plans for U.S. and non-U.S. employees were temporarily suspended for offering periods beginning on July 1, 2019.

OTHER ITEMS

Information Statement Costs. The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our common stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our common stock.

Compensation, Nominating and Governance Committee Interlocks and Insider Participation. The members of our CNG Committee during 2019 were Messrs. Deane, McShane, Myers and Ralls. During 2019, none of our executive officers served (i) as a member of the compensation, nominating and governance committee or board of directors of another entity, whose executive officers served on our compensation, nominating and governance committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board.

Other Business. Our Board knows of no other matters other than those described in this Information Statement that have been approved or considered by a majority of our stockholders.

Householding. The SEC’s rules permit us to deliver a single Information Statement to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Information Statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Information Statement, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting Broadridge Financial Solutions, Inc. by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify Broadridge at the address or phone number set forth above.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

By Order of the Board,

Ori Lev

Executive Vice President, General Counsel and Secretary

Houston, TX

November 10, 2020

Annex A

CERTIFICATE OF AMENDMENT

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF NCS MULTISTAGE HOLDINGS, INC.

(Under Sections 228 and 242 of the

Delaware General Corporation Law)

NCS Multistage Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

FIRST. The Corporation filed its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 27, 2017 (as amended to date, the “Certificate of Incorporation”).

SECOND. The Board of Directors of the Corporation (the “Board of Directors”) adopted resolutions proposing to amend the Certificate of Incorporation, and the stockholders of the Corporation have duly approved the amendment.

THIRD. Pursuant to Sections 228 and 242 of the DGCL, this Certificate of Amendment amends Section 4.1 under Article IV of the Certificate of Incorporation and replacing such paragraph with the following two paragraphs:

4.1    Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 21,250,000 shares, of which (i) 11,250,000 shares shall be designated shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 10,000,000 shares shall be designated shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), with one such share of Preferred Stock hereby designated as the “Special Voting Share.” Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation, each twenty (20) shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall, automatically and without any further action by the Corporation or the holder thereof, be reclassified, combined, converted and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock. No fractional shares of Common Stock will be issued in connection with the reclassification of shares of Common Stock provided herein and instead of issuing such fractional shares, stockholders who otherwise would be entitled to receive fractional share interests of Common Stock shall be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined pursuant to this Amendment.

FOURTH. This Certificate of Amendment to the Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation and was approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

FIFTH. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

SIXTH. This Certificate of Amendment to the Certificate of Incorporation of the Corporation shall become effective on December 1, 2020.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed on its behalf on November 27, 2020.

NCS Multistage Holdings, Inc.

By:
	Name:	Ori Lev
	Title:	Executive Vice President, General Counsel and Secretary

Annex B

NCS MULTISTAGE HOLDINGS, INC.

2017 EQUITY INCENTIVE PLAN

(As Amended and Restated Effective June 11, 2020)

First Amendment

NCS Multistage Holdings, Inc., having previously established the NCS Multistage Holdings, Inc. 2017 Equity Incentive Plan, as amended and restated effective June 11, 2020 (the “Plan”), and having reserved the right under Section 16.2 thereof to amend the Plan, does hereby amend the Plan, effective as of December 1, 2020, as follows:

1.    The first sentence of Section 4.1 of the Plan is hereby amended to read as follows:

“Subject to adjustment as provided in Section 4.5 hereof, the total number of Shares of Common Stock that are reserved for issuance under the Plan (the “Share Reserve”) shall equal 11,032,523 shares of Common Stock, which includes the shares of Common Stock reserved for issuance through the Restatement Effective Date.”

2.    Except as modified herein, the Plan shall remain in full force and effect.

B-1